EXHIBIT 4.4

                              VALUE PROPERTY TRUST

                             1995 Share Option Plan

         1.       PURPOSES

         This Share Option Plan (the "Plan") is intended as a performance incentive for trustees, officers, employees and other key persons of Value Property Trust (the "Trust") and its Subsidiaries (as hereinafter defined) to enable the persons to whom options are granted (the "Optionees") to acquire or increase a proprietary interest in the success of the Trust. The Trust intends that this purpose will be effected by the granting of "incentive stock options" ("Incentive Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options ("Non-qualified Options") and dividend equivalent rights under the Plan. The term "Subsidiaries" includes corporation or entity in which stock or other securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities is owned directly or indirectly by the Trust.

         2.       OPTIONS TO BE GRANTED AND ADMINISTRATION

                   (a) Options granted under the Plan may be either Incentive Options or Non-qualified Options.

                   (b) The Plan shall be administered by the Compensation and Nominating Committee (the "Compensation Committee") of the Board of Trustees of the Trust (the "Board"). It is the intention of the Trust that at least two members of the Compensation Committee shall be "Non-Employee Directors" as that term is defined and interpreted pursuant to Rule 16b-3 or any successor rule thereto promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Action by the Compensation Committee shall require the affirmative vote of a majority of all its members.

                   (c) Subject to the terms and conditions of the Plan, the Compensation Committee shall have the power:

                        (i) To determine from time to time the persons to be granted options from among those persons eligible under the Plan and the type and number of options to be granted to such persons and the common shares of beneficial interest of the Trust covered thereby, and to prescribe the terms and provisions (which need not be identical) of each option granted under the Plan to such persons;

                        (ii) To construe and interpret the Plan and options granted thereunder and to establish, amend and revoke rules and regulations for administration of the Plan. In this connection, the Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Compensation Committee in the exercise of this power shall be final and binding upon the Trust and the Optionees; and

                        (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Trust with respect to the Plan.
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         3.       SHARES

                   (a) The shares subject to the options granted under the Plan shall be common shares of beneficial interest, par value $1.00 per share, of the Trust ("Common Shares"). The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 870,000 Common Shares. Such number shall be subject to adjustment as provided in Section 7 hereof.

                   (b) Whenever any outstanding option under the Plan expires, is canceled or is otherwise terminated (other than by exercise), the Common Shares allocable to the unexercised portion of such option may again be the subject of options under the Plan.

         4.       ELIGIBILITY

                   (a) Incentive Options may be granted only to officers and other full-time employees of the Trust or its Subsidiaries, including members of the Board who are also employees of the Trust or its Subsidiaries. Non-qualified Options may be granted to officers, employees, or other key persons of the Trust or its Subsidiaries and to members of the Board (regardless of whether they are also employees); provided, however, that no option may be granted under the Plan to any non-employee member of the Board except as provided in Section 4(d) hereof.

                   (b) If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Trust or any subsidiary or parent corporation, the purchase price per Common Share subject to any Incentive Option granted to such employee shall be not less than 110% of the fair market value of a single Common Share on the grant date.

                   (c) The aggregate fair market value (determined as of the time the option is granted) of the Common Shares with respect to which Incentive Options become exercisable for the first time by any individual during any calendar year shall not exceed $100,000. Any option granted under the Plan in excess of the foregoing limitations shall be deemed to be a Non-qualified Option.

                   (d) Each person who is a non-employee member of the Board on October 5, 1995 shall automatically be granted on such date a Non-qualified Option to purchase 35,000 Common Shares and each person who first becomes a non-employee member of the Board after October 5, 1995 shall automatically be granted, upon the date such person first becomes a trustee, a Non-qualified Option to purchase 10,000 Common Shares. The terms of such options, including without limitation the purchase price per Common Share thereunder, shall be determined as set forth in Section 5 hereof. The provisions of this Section 4(d) shall apply only to automatic grants of options to non-employee trustees, and shall not be deemed to modify, limit or otherwise apply to any other provisions of the Plan or to any option granted thereunder to any other participant.

         5.       TERMS OF OPTION AGREEMENTS

         Each option agreement shall contain such provisions as the Compensation Committee shall from time to time deem necessary or expedient. Each option granted under the Plan shall be subject to the following provisions:
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                   (a)  Expiration.   Each  option  shall  expire  on  the  date
specified in the option agreement, which date shall not be later than the tenth anniversary of the date on which the option was granted.

                   (b) Minimum Shares Exercisable. The minimum number of shares with respect to which an option may be exercised at any one time shall be 100 shares, or such lesser number of shares as is subject to exercise under the option at the time.

                   (c) Vesting and Termination of Employment.

                        (i) Each option shall become vested and exercisable in such installments (which need not be equal) and on such dates as may be designated by the Compensation Committee at the time such option is granted under the Plan or otherwise. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

                        (ii) In the event of a Change in Control of the Trust (as defined in Section 5(g) below), all options outstanding under the Plan as of the date of such Change in Control shall become immediately exercisable in full, notwithstanding any vesting or other provisions of the option agreement.

                        (iii) The Compensation Committee may in its discretion specify, at the time an option is granted under the Plan or otherwise, a period or periods within which such option may be exercised following retirement of the Optionee or termination of the Optionee's employment with the Trust or its Subsidiaries for any reason.

                   (d) Purchase Price. The purchase price per Common Share under each option shall be not less than the fair market value of a single Common Share on the date the option is granted. For the purposes of the Plan, the fair market value of the Common Shares on such date shall be determined in good faith by the Compensation Committee; provided, however, that if the Common Shares are admitted to trading on a national securities exchange on the date the option is granted, the fair market value shall not be less than the closing price reported for the Common Shares on such exchange for the grant date.

                   (e) Dividend Equivalent Rights. Each option granted under this Plan shall also generate Dividend Equivalent Rights ("DERs") which shall entitle the optionee to receive an additional Common Share for each DER received upon the exercise of the option, at no additional cost, based on the formula set forth herein. As of the last business day of each calendar quarter, the amount of cash dividends paid by the Trust on each Common Share with respect to that quarter shall be divided by the Fair Market Value per Common Share as of the last business day of such calendar quarter to determine the actual number of DERs accruing on each Common Share subject to the option. Such amount of DERs shall be applied against the number of shares covered by the option to determine the number of DERs which accrued during such quarter. The provisions of this
Section 5(e) shall not be amended more than once in any six-month period, other than to comport with changes in the Code or ERISA.

                  For example. Assume that an optionee holds an option to purchase 600 Common Shares. Further assume that the dividend per share for the first quarter was $0.10 and that the Fair Market Value per Common Share on the last business day of the quarter was $20. Therefore, .005 DER would accrue per Share for that quarter and such optionee would receive three DERs for that quarter (600 X .005). For purposes of determining how many DERs would accrue during the second quarter, the option would be considered to be for 603 Common Shares.

                   (f) Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Common Shares subject to any option unless and until (i) the option shall have been exercised pursuant to the terms thereof,
(ii) the Trust shall have issued and delivered  the shares to the Optionee,  and
(iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Trust. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Common Shares.

                   (g) Change in Control. For purposes of the Plan, a "Change in Control" shall be deemed to have occurred in either of the following events: (i) when any new "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Trust representing forty-nine percent (49%) or more of the total number of votes that may be cast for the election of trustees of the Trust; or (ii) if, as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were trustees of the Trust immediately before such transaction shall cease to constitute at least fifty percent (50%) of the Board or of any successor institution.

                   (h) Transfer. No options shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Options may be exercised during the Optionee's lifetime only by the Optionee, his or her guardian or legal representative.

         6.       METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

                   (a) Any option granted under the Plan may be exercised by the Optionee by delivering to the Trust on any business day a written notice specifying the number of Common Shares the Optionee then desires to purchase (the "Notice").

                   (b) Payment for the Common Shares purchased pursuant to the exercise of an option shall be made either (i) in cash, check or other instrument acceptable to the Trust equal to the option price for the number of shares specified in the Notice (the "Total Option Price"), or (ii) if authorized by the applicable option agreement, in Common Shares having a fair market value on the date of exercise, determined as provided in Section 5(d) hereof, equal to or less than the Total Option Price, plus cash in an amount equal to the excess, if any, of the Total Option Price over the fair market value of such Common Shares. In addition, payment for the Common Shares may be made, if permitted by the Trust, by the Optionee delivering the Notice to the Trust together with irrevocable instructions to a broker to promptly deliver to the Trust the Total Option Price in cash or by check or other instrument acceptable to the Trust; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Trust shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection. The delivery of certificates representing Common Shares to be purchased pursuant to the exercise of an option will be contingent upon receipt by the Trust of the Total Option Price for such shares and the fulfillment of any other applicable requirements (including payment of any amount required to be withheld by the Trust pursuant to any applicable law).

         7.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION

                   (a) If the Trust's Common Shares as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Trust, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, or distributions to shareholders, an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to the Plan, and in the number, kind and per share exercise price of shares subject to unexercised options or portions thereof granted prior to any such change. In the event of any such adjustment in an outstanding option, the Optionee thereafter shall have the right to purchase the number of shares under such option at the per share price, as so adjusted, which the Optionee could purchase at the total purchase price applicable to the option immediately prior to such adjustment.

                   (b) The Compensation Committee shall have the discretion and power in the case of any event specified in Section 7(a) to determine and to make effective provision for acceleration of the time or times at which any option or portion thereof shall become exercisable. No fractional Common Shares shall be issued under the Plan on account of any adjustment specified herein.

                   (c) Adjustments under this Section 7 shall be determined by the Compensation Committee and such determination shall be conclusive.

         8.       EFFECT OF CERTAIN TRANSACTIONS

         In the case of (i) the dissolution or liquidation of the Trust, (ii) a reorganization, merger or consolidation in which the Trust is acquired by another entity (other than a holding Trust formed by the Trust) or in which the Trust is not the surviving entity, or (iii) the sale of all or substantially all of the assets of the Trust to another entity, the Plan and the options issued hereunder shall terminate, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 7. In the event of such termination, all outstanding options under the Plan shall be exercisable in full for at least fifteen (15) days prior to the date of such termination whether or not otherwise exercisable during such period.

         9.       TAX WITHHOLDING

                   (a) Payment by Optionee. Each Optionee shall, no later than the date as of which the value of any option or stock appreciation right granted hereunder or of any shares issued upon the exercise of such option or stock appreciation right first becomes includable in the gross income of the Optionee for federal income tax purposes (the "Tax Date"), pay to the Trust, or make arrangements satisfactory to the Trust regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income.

                   (b) Payment in Shares. With the consent of the Compensation Committee, an Optionee may elect to have such tax withholding obligation satisfied, in whole or in part by (i) authorizing the Trust to withhold from shares to be issued to the Optionee a number of Common Shares with an aggregate fair market value that would satisfy the withholding amount due, or (ii) transferring to the Trust Common Shares owned by the Optionee with an aggregate fair market value that would satisfy the withholding amount due.

                        (i) the election to satisfy tax withholding obligations in the manner permitted by this Section 9(b) shall be made either (A) during the period beginning on the third business day following the date of release for publication of quarterly or annual financial information and ending on the twelfth business day following such date, or (B) at least six months prior to the Tax Date;

                        (ii) such election shall be irrevocable;

                        (iii) such election shall be subject to the consent or disapproval of the Compensation Committee; and

                        (iv) such election shall not be made within six months of the date of grant of the Option.

         10.      AMENDMENT OF THE PLAN

         The Board may amend the Plan at any time, and from time to time, subject to any required regulatory approval and to the limitation that, except as provided in Sections 7 and 8 hereof, no amendment shall be effective unless approved by the shareholders of the Trust in accordance with applicable law and regulations at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, where such amendment will:

                   (a) increase the number of Common Shares as to which options may be granted under the Plan;

                   (b)  change  in  substance   Section  4  hereof  relating  to
eligibility to participate in the Plan;

                   (c) reduce the minimum option price; or

                   (d) otherwise materially increase the benefits accruing to participants under the Plan.

         Except as provided in Sections 7 and 8 hereof, rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by any such amendment in a manner adverse to an Optionee, except with the consent of the Optionee.

         11.      NONEXCLUSIVITY OF THE PLAN

         Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Trust for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. The Plan or the granting of options thereunder shall not be deemed to confer upon any employee of the Trust or its Subsidiaries any right to continued employment.

         12.      GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

                   (a) The obligation of the Trust to sell and deliver Common Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities and tax laws, and the obtaining of all such approvals from governmental agencies as may be deemed necessary or appropriate by the Compensation Committee.

                   (b) The Plan shall be governed by Maryland law, except to the extent that such law is preempted by federal law.

         13.      EFFECTIVE DATE OF PLAN

         The Plan shall become effective upon approval by the holders of a majority of Common Shares of the Trust present or represented or entitled to vote at a meeting of shareholders. Subject to such approval of shareholders and to the requirement that no Common Shares may be issued hereunder prior to such approval, options may be granted on and after adoption of this Plan by the Board. No option may be granted under the Plan after the tenth anniversary of the effective date of the Plan.